EXHIBIT 5.1

[COVINGTON & BURLING LETTERHEAD]

June 23, 2005

Calpine Corporation
50 West San Fernando Street
San Jose, CA 95113

Ladies and Gentlemen:

     We have acted as counsel to Calpine Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company of (a) $650,000,000 in aggregate principal amount of the Company’s 7.75% Contingent Convertible Notes Due June 1, 2015 (the “Convertible Notes”), to be issued pursuant to the Indenture, dated as of August 10, 2000, as supplemented by the First Supplemental Indenture, dated as of September 28, 2000, the Second Supplemental Indenture, dated as of September 30, 2004, and the Third Supplemental Indenture, dated as of June 23, 2005 (as so supplemented, the “Indenture”), among the Company and Wilmington Trust Company, as Trustee (the “Trustee”), and (b) up to 209,677,390 shares of Common Stock of the Company, par value $.001 per share (the “Shares”), as may be issued from time to time upon conversion of the Convertible Notes, pursuant to the Registration Statement on Form S-3, File No. 333-76880, as amended to the date hereof (as so amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”), and the Prospectus Supplement, dated June 20, 2005 (the “Prospectus Supplement”), filed with the SEC pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended (the “Securities Act”). The Convertible Notes are being sold in accordance with the terms of an Underwriting Agreement, dated June 20, 2005, between the Company and Goldman, Sachs & Co. (the “Underwriting Agreement”).

     We have reviewed such records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, and that all copies of documents submitted to us conform to the originals

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that (a) the Convertible Notes have been duly authorized for issuance and, when executed by the Company and authenticated by the Trustee in the manner provided in the Indenture and delivered against payment of the purchase price therefor set forth in the Underwriting Agreement, shall constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (b) the Shares have been duly authorized and reserved for issuance upon conversion of the Convertible Notes and, when issued upon such conversion in accordance with the terms of the Convertible Notes, and assuming compliance with the Securities Act, will be validly issued, fully paid and nonassessable.

     The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy or (iii) rights to collection or liquidated damages or penalties on overdue or defaulted obligations.

     We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York and the Delaware General Corporation Law.

     We hereby consent to the incorporation by reference of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in the Registration Statement and in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Covington & Burling